Exhibit 21.1

Subsidiaries of Registrant

Quintel International, Inc., incorporated under the Companies Act of 1982 of Barbados, W.I. Computrac International, Inc., an Arizona corporation Horizon Engineering and Testing, Inc., an Arizona corporation

Each of the above companies is wholly owned by Registrant.